Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PPL Corporation Directors Deferred Compensation Plan of Talen Energy Corporation of our report dated February 23, 2015, with respect to the consolidated financial statements of PPL Energy Supply, LLC at December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included in Talen Energy Corporation’s Registration Statement on Form S-1 (No. 333- 199888) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 28, 2015